UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2026

ANTERO RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36120	80-0162034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Wynkoop Street

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code (303) 357-7310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 Per Share	AR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On January 13, 2026, Antero Resources Corporation (the “Company”) issued a press release announcing the pricing of the Offering (as defined below). A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On January 13, 2026, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Truist Securities, Inc. and PNC Capital Markets LLC as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale to the Underwriters (the “Offering”) of $750 million aggregate principal amount of 5.400% Senior Notes due 2036 (the “Notes”), subject to the terms and conditions therein.

The Notes are being offered and sold under the Company’s shelf registration statement on Form S-3 (File No. 333-292670) filed with the U.S. Securities and Exchange Commission on January 12, 2026 (the “Registration Statement”), and are described in a Prospectus Supplement dated January 13, 2026.

The Notes will be issued pursuant to a base indenture and supplemental indenture, each to be dated January 28, 2026, by and among the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”).

The Offering is expected to be completed on January 28, 2026, subject to the satisfaction of customary closing conditions.

The Company estimates that it will receive net proceeds of approximately $743 million, after deducting the Underwriters’ discounts and estimated expenses. The Company intends to use the net proceeds from the Offering and borrowings under a term loan facility (the “Term Loan A”) that the Company expects to enter into at the closing of its acquisition of HG Energy II Production Holdings, LLC from HG Energy II LLC (the “HG Acquisition”), to fund the HG Acquisition and related fees and expenses. The Company expects to fund the remainder of the HG Acquisition and related fees and expenses with the net proceeds of the Company’s and certain of its wholly-owned subsidiaries’ sale of substantially all of their Utica Shale oil and gas assets (the “Utica Disposition”), or, in the event the HG Acquisition closes prior to the closing of the Utica Disposition, with borrowings under our existing revolving credit facility and cash on hand, and the Company would then use the net proceeds of the Utica Disposition for general corporate purposes, including the repayment of indebtedness. The HG Acquisition is expected to close in the first half of 2026 and the Utica Disposition is expected to close in the first quarter of 2026, each subject to the satisfaction of certain customary closing conditions.

If (i) the closing of the HG Acquisition has not occurred on or prior to the later of (x) June 2, 2026 and (y) such date to which the outside date under the Membership Interest Purchase Agreement, dated December 5, 2025, by and among by and among the Company, Antero Midstream Partners, HG Energy II LLC, HG Energy II Production Holdings LLC and HG Energy II Midstream Holdings LLC (the “Purchase Agreement”) as in effect on the closing date of this Offering may be extended in accordance with the terms thereof (such later date, the “Special Mandatory Redemption Outside Date”), (ii) prior to the Special Mandatory Redemption Outside Date, the Purchase Agreement is terminated according to its terms without the closing of the HG Acquisition or (iii) the Company determines based on its reasonable judgment that the HG Acquisition will not close prior to the Special Mandatory Redemption Outside Date or at all, the Company will be required to redeem all of the outstanding Notes at a redemption price equal to 101% of the initial issue price of the Notes, plus accrued and unpaid interest, if any, to but excluding the special mandatory redemption date.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT	DESCRIPTION
1.1*	Underwriting Agreement, dated January 13, 2026, by and among the Company and RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Truist Securities, Inc. and PNC Capital Markets LLC, as representatives of the several underwriters named therein.
99.1	Press Release, dated January 13, 2026, of Antero Resources Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request. Certain personally identifiable information has also been omitted from this Exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO RESOURCES CORPORATION

By:	/s/ Brendan E. Krueger
Brendan E. Krueger
Chief Financial Officer and Senior Vice President – Finance and Treasurer

Dated: January 14, 2026